Exhibit 99.1



                                        Contact:  Richard A. Peabody
                                                  Vice President and
                                                  Chief Financial Officer
                                                  (214) 343-7812


                     ROMACORP, INC. ANNOUNCES MANAGEMENT CHANGES


   Dallas, Texas, June 8, 2000   Romacorp, Inc. today announced that Robert
   B. Page is no longer employed as President and Chief Executive Officer of the Company. The Company also announced that Richard A. Peabody, Vice President, Finance and Chief Financial Officer has been appointed Acting President by the Board of Directors and that a search for a new CEO has been initiated.

   David Lobel, chairman of the board, stated "We continue to be excited about the opportunities that exist for the Tony Roma's brand. We are confident that Richard Peabody and the management team at Romacorp will successfully guide the Company during the coming weeks as we seek to identify a new leader for the organization."

   Romacorp, Inc. operates and franchises Tony Roma's restaurants, the world's largest casual dining restaurant chain specializing in ribs. The Company operates 60 restaurants and franchises 168 restaurants in 28 states and 20 foreign countries and territories.



   Forward-Looking Comments

   Statements which are not historical facts contained herein are forward looking statements that involve estimates, risks and uncertainties, including but not limited to: consumer demand and market acceptance risk; the level of and the effectiveness of marketing campaigns by the Company; training and retention of skilled management and other restaurant personnel; the Company's ability to locate and secure acceptable restaurant sites; the effect of economic conditions, including interest rate fluctuations, the impact of competing restaurants and concepts, new product introductions, product mix and pricing, the cost of commodities and other food products, labor shortages and costs and other risks detailed in filings with the Securities and Exchange Commission.